TransAtlantic Petroleum Announces Third Quarter 2015 Financial Results and Provides Operational Update

Hamilton, Bermuda (November 5, 2015) – TransAtlantic Petroleum Ltd. (NYSE-MKT: TAT) (TSX: TNP) (the “Company” or “TransAtlantic”) today announced financial results for the quarter ended September 30, 2015 and provided an update on its operations.

Third Quarter 2015 Highlights

•	Revenue of $20.2 million
•

Consolidated Adjusted EBITDAX from continuing operations of $14.9 million (Adjusted EBITDAX is a non-GAAP financial measure that is defined and reconciled to net income (loss) from continuing operations at the end of this press release)

•	Average net sales production of 5,018 BOEPD (comprised of 4,077 BOPD and 5.9 MMCFPD of natural gas)
•	Current net production of approximately 5,900 BOEPD with approximately 400 BOPD temporarily shut in
•	Net income from continuing operations of $0.2 million (income from continuing operations before income taxes of $1.5 million)
•	Excluding the results of the Company’s Albania segment, income from continuing operations before income taxes of $18.3 million[1] and Adjusted EBITDAX from continuing operations of $16.4 million[2]

	For the Three Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014
Net Sales:
Oil (MBbls)	371	421	341
Natural gas (MMCF)	539	676	731
Total net sales (MBOE)	462	534	463
Average net sales (BOEPD)	5,018	5,868	5,033
Realized Commodity Prices:
Oil ($/Bbl unhedged)	$41.58	$53.81	$86.01
Oil ($/Bbl hedged)	$57.57	$60.61	$83.00
Natural gas ($/MCF)	$7.16	$7.84	$8.49

[1]

Calculated as consolidated income from continuing operations before income taxes for TransAtlantic of $1.5 million plus loss from continuing operations before income taxes for the Albania segment of $16.8 million.

[2]	See reconciliation at the end of this press release.

Total revenues were $20.2 million for the three months ended September 30, 2015, compared to $28.5 million for the three months ended June 30, 2015 and $36.1 million for the three months ended September 30, 2014. For the three months ended September 30, 2015, TransAtlantic generated net income from continuing operations of $0.2 million, or $0.00 per share (basic and diluted), compared to net loss from continuing operations of $7.3 million, or $0.18 per share (basic and diluted), for the three months ended June 30, 2015, and net income from continuing operations of $8.3 million, or $0.22 per share (basic and diluted), for the three months ended September 30, 2014.

Net income for the third quarter of 2015 included a $17.3 million impairment expense ($0.7 million was cash spent during the third quarter of 2015), of which $13.6 million was related to TransAtlantic’s Cakran-Mollaj field in Albania. Additionally, we recorded a $1.8 million charge in general and administrative costs related to doubtful receivables of Albanian oil sales and amounts owed by a joint venture partner on TransAtlantic’s Idil license.

Consolidated Adjusted EBITDAX from continuing operations for the three months ended September 30, 2015 was $14.9 million, compared to $17.2 million for the three months ended June 30, 2015 and $24.1 million for the three months ended September 30, 2014.

Excluding the results of the Company’s Albania segment, the Company generated income from continuing operations before income taxes of $18.3 million and Adjusted EBITDAX from continuing operations of $16.4 million for the three months ended September 30, 2015.

Capital expenditures, including seismic and corporate expenditures, totaled $10.2 million for the three months ended September 30, 2015 (consisting of $7.7 million in Turkey and $2.5 million in Albania), compared to $10.9 million for the three months ended June 30, 2015 and $33.4 million for the three months ended September 30, 2014.

Impact of Foreign Currency Exchange

During the three months ended September 30, 2015, accumulated other comprehensive loss increased $21.7 million to a total of $129.6 million, due primarily to foreign exchange rate changes in Turkey compared to the U.S. Dollar.  The financial statement impact is 100% non-cash and is reflected in other comprehensive (loss) income on the Consolidated Statement of Comprehensive (Loss) Income and in shareholder’s equity on the Summary Consolidated Balance Sheets.  This adjustment impacts the value of comprehensive income and shareholders’ equity, but does not impact net income or earnings per share.

For more information related to the impact of foreign currency exchange on TransAtlantic’s consolidated financial statements please refer to TransAtlantic’s annual report on Form 10-K for the year ended December 31, 2014, filed on March 16, 2015.

Hedge Update

On September 14, 2015 and October 14, 2015, TransAtlantic unwound a portion of its crude oil hedges, resulting in net proceeds of $25.8 million. The proceeds were used to pay down debt under the Company’s senior secured credit facility (the “Senior Credit Facility”) with BNP Paribas (Suisse) SA and the International Finance Corporation. Pursuant to requirements under the Senior Credit Facility, concurrent with each transaction, the Company acquired Brent puts with a $50 strike price in replacement of a portion of the unwound volumes. On November 4, 2015, the Company’s overall hedge portfolio was valued at approximately $15.4 million.

Stream Discussion

In November 2014, TransAtlantic entered the Albanian market through the purchase of Stream Oil and Gas, Ltd. (“Stream”). The Albanian assets owned by Stream require the investment of a significant amount of capital in order to increase production in Albania and increase cash flow. However, the Company’s access to capital has been severely restricted due to the significant and continued decline in oil prices and the reluctance of credit and equity participants in energy markets due to the ongoing conflict and turmoil near Turkey in Syria and Iraq. In addition, Stream has a history of, and has continued to experience, substantial net losses and operating losses.  Because of the foregoing, TransAtlantic does not currently expect that Stream’s cash flow from operations will be sufficient to fund its operations and repay its indebtedness and trade payables. Further, due to restrictions in TransAtlantic’s Senior Credit Facility, the Company has limited ability to use cash flow from its operations in Turkey to fund its operations in Albania. The Company plans to pursue additional financing, or seek a refinancing, strategic transaction, sale of all or a portion of the assets (including operating control), joint venture, private restructuring, or pursue a reorganization or liquidation of Stream under applicable governing laws.

Operational Update

Production Update

TransAtlantic’s current daily net production as of November 2, 2015 is approximately 5,900 BOEPD, and is comprised of approximately 4,800 BOPD and 6.7 MMCFPD.

Drilling and Completion Update

TransAtlantic continues to undertake low cost operations to maximize production from existing wells through its re-work program in Southeast Turkey. Through the ongoing re-work program, TransAtlantic has now established commercial production in the Hazro F3 sand in two wells in the Bahar field. In addition, the Company has commenced completion operations on the Bahar-7 and Bahar-9 wells (both 100% working interest), which were drilled in the third quarter of 2015, and plans to bring both wells to production during the fourth quarter of 2015.  The South Goksu-1 well (50% working interest, net cost to TransAtlantic of $0.6 million) tested non-commercial amounts of hydrocarbons and was plugged in October 2015.

For the remainder of the year, the Company plans to continue to maximize production from existing wells through the re-work program, finish completion operations on, and begin production from, the Bahar-7 and Bahar-9 wells in Southeast Turkey, and spud the Guney-Reisdere-1 obligation well (50% working interest) in Northwest Turkey, the Company’s only remaining obligation to maintain existing acreage.

N. Malone Mitchell, 3rd, TransAtlantic’s Chairman and Chief Executive Officer, commented, “Despite challenging commodity prices, our business in Turkey remains cash flow positive. We have reduced production costs to date and are conducting an ongoing production optimization on existing wells through low-cost workovers. In addition, we have reduced capital expenditures and general and administrative expenses. We will continue to maintain our quality acreage position and refine our prospect inventory through geological and geophysical work in Turkey. In Albania, we intend to seek a final solution during the fourth quarter. I am pleased with the effective cost-cutting and de-leveraging milestones that we have made to date. While we face the headwinds of a tight credit market, we will remain focused on reducing debt, investing in low cost, high return operations and seeking strategic partners to help develop our opportunities.”

Third Quarter 2015 Earnings Conference Call

The Company has scheduled a conference call for Friday, November 6, 2015 at 7:30 a.m. Central (8:30 a.m. Eastern) to discuss third quarter 2015 financial results.

Investors who would like to participate in the conference call should dial (877) 878-2762 or (678) 809-1005 approximately 10 minutes prior to the scheduled start time and ask for the TransAtlantic conference call. The conference ID is 67482930. A replay will be available through November 7, 2015 and may be accessed by dialing (855) 859-2056 or (404) 537-3406. The conference ID is 67482930.

A webcast of the conference call and replay will be available through the Company’s website at www.transatlanticpetroleum.com. To access the live webcast and replay, click on “Investors,” select “Events & Presentations,” and click on “Listen to webcast” under the event listing. The webcast requires iOS, Microsoft Windows Media Player or RealOne Player.

Quarterly Report on Form 10-Q

TransAtlantic filed its Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 on November 5, 2015.

Fourth Quarter 2015 Operations Update

TransAtlantic expects to issue a quarterly operations update for the fourth quarter of 2015 during the week of January 4, 2016.

TransAtlantic Petroleum Ltd.

Consolidated Statements of Comprehensive (Loss) Income

(U.S. Dollars and shares in thousands, except per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues:	(unaudited)		(unaudited)
Total revenues	$20,215	$36,077	$75,701	$110,784
Costs and expenses:
Production	5,630	4,521	18,319	13,318
Transportation costs	95	–	499	–
Exploration, abandonment and impairment	17,312	582	21,752	8,498
Cost of purchased natural gas	668	342	1,403	1,267
Seismic and other exploration	179	29	330	4,215
Revaluation of contingent consideration	-	–	-	(2,500)
General and administrative	7,095	6,648	23,558	20,660
Depreciation, depletion and amortization	8,586	14,026	29,755	36,704
Accretion of asset retirement obligations	103	103	321	307
Total costs and expenses	39,668	26,251	95,937	82,469
Operating (loss) income	(19,453)	9,826	(20,236)	28,315
Other income (expense):
Interest and other expense	(3,317)	(1,440)	(10,300)	(4,412)
Interest and other income	332	252	2,153	852
Gain on commodity derivative contracts	24,892	10,993	25,430	2,433
Foreign exchange loss	(1,006)	(6,542)	(6,007)	(5,392)
Total other expense	20,901	3,263	11,276	(6,519)
Income (loss) from continuing operations before income taxes	1,448	13,089	(8,960)	21,796
Income tax expense	(1,263)	(4,776)	(3,599)	(8,053)
Net income (loss) from continuing operations	185	8,313	(12,559)	13,743
Loss from discontinued operations before income taxes	–	–	–	(20)
Net income (loss)	185	8,313	(12,559)	13,723
Other comprehensive (loss) income:
Foreign currency translation adjustment	(21,743)	(12,656)	(50,279)	(10,859)
Comprehensive (loss) income	$(21,558)	$(4,343)	$(62,838)	$2,864

Net (loss) income per common share
Basic net (loss) income per common share
Continuing operations	$0.00	$0.22	$(0.31)	$0.37
Discontinued operations	$–	$–	$–	$0.00
Weighted average common shares outstanding	40,943	37,483	40,895	37,429
Diluted net (loss) income per common share
Continuing operations	$0.00	$0.22	$(0.31)	$0.37
Discontinued operations	$–	$–	$–	$0.00
Weighted average common and common equivalent shares outstanding	40,956	37,607	40,895	37,574

Note: On March 4, 2014, the Company’s shareholders approved a 1-for-10 reverse stock split, which became effective March 6, 2014. As a result, all common share amounts and transactions described herein have been adjusted to reflect the 1-for-10 reverse stock split.

TransAtlantic Petroleum Ltd.

Summary Consolidated Statements of Cash Flows

(in thousands of U.S. Dollars)

	For the Nine Months Ended September 30,
	2015	2014
	(unaudited)
Net cash provided by operating activities from continuing operations	$38,162	$70,181
Net cash used in investing activities from continuing operations	(33,311)	(93,161)
Net cash (used in) provided by financing activities from continuing operations	(27,595)	19,633
Net cash provided by discontinued operations	-	437
Effect of exchange rate changes on cash	(1,812)	(542)
Net decrease in cash and cash equivalents	$(24,556)	$(3,452)

TransAtlantic Petroleum Ltd.

Summary Consolidated Balance Sheets

(in thousands of U.S. Dollars, except share data)

	September 30,	December 31,
	2015	2014
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$10,576	$35,132
Accounts receivable, net
Oil and natural gas sales	18,816	29,673
Joint interest and other	6,860	19,918
Related party	879	602
Prepaid and other current assets	9,620	8,930
Deferred income taxes	395	329
Derivative asset	15,853	12,518
Assets held for sale	27	28
Total current assets	63,026	107,130
Property and equipment:
Oil and natural gas properties (successful efforts methods)
Proved	343,289	424,031
Unproved	55,454	65,438
Equipment and other property	39,117	42,343
	437,860	531,812
Less accumulated depreciation, depletion and amortization	(134,607)	(141,977)
Property and equipment, net	303,253	389,835
Other long-term assets:
Other assets	9,630	10,753
Note receivable - related party	11,500	11,500
Derivative asset	15,184	19,069
Deferred income taxes	1,039	1,181
Goodwill	5,284	6,935
Total other assets	42,637	49,438
Total assets	$408,916	$546,403

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$22,762	$39,407
Accounts payable - related party	9,146	18,488
Accrued liabilities	23,477	31,238
Deferred income taxes	2,611	2,138
Asset retirement obligations	235	323
Loans payable	32,001	45,806
Loans payable - related party	–	6,800
Liabilities held for sale	6,506	6,928
Total current liabilities	96,738	151,128
Long-term liabilities:
Asset retirement obligations	9,044	11,053
Accrued liabilities	11,317	12,336
Deferred income taxes	48,585	54,430
Loans payable	76,849	85,192
Loans payable - related party	20,800	20,800
Total long-term liabilities	166,595	183,811
Total liabilities	263,333	334,939
Commitments and contingencies
Shareholders' equity:
Common shares, $0.10 par value, 100,000,000 shares authorized; 41,010,133 shares and 40,708,120 shares issued and outstanding as of September 30, 2015 and December 31, 2014, respectively	4,101	4,071
Additional paid-in-capital	(943)	–
Accumulated other comprehensive loss	569,020	571,150
Accumulated deficit	(129,589)	(79,310)
Treasury stock	(297,006)	(284,447)
Total shareholders' equity	145,583	211,464
Total liabilities and shareholders' equity	$408,916	$546,403

Reconciliation of Consolidated Net Income (Loss) From Continuing Operations to Consolidated Adjusted EBITDAX (Unaudited)

(in thousands of U.S. Dollars)

	For the Three Months Ended					For the Nine Months Ended
	September 30, 2015		June 30, 2015	September 30, 2014		September 30, 2015		September 30, 2014
	(unaudited)					(unaudited)
Net income (loss) from continuing operations	$185		$(7,250)	$8,313		$(12,559)		$13,743
Adjustments:
Interest and other, net	2,985		2,505	1,188		8,147		3,560
Income tax expense	1,263		814	4,776		3,599		8,053
Exploration, abandonment, and impairment	17,312		4,093	582		21,752		8,498
Seismic expense	179		93	29		330		3,980
Foreign exchange loss	1,006		(147)	6,542		6,007		5,392
Share-based compensation	470		597	244		1,334		957
Gain on commodity derivative contracts	(24,892)		3,274	(10,993)		(25,430)		(2,433)
Cash settlements on commodity derivative contracts	20,312		2,864	(1,026)		27,560		(3,559)
Accretion of asset retirement obligation	103		107	103		321		307
Depreciation, depletion, and amortization	8,586		9,591	14,026		29,755		36,704
Revaluation of contingent consideration	-		-	-		-		(2,500)
Net other items	(12,560)	1	706	273	2	(11,022)	3	715	4
Consolidated Adjusted EBITDAX from continuing operations	$14,949		$17,247	$24,057		$49,794		$73,417
1.	Net other items included in the three months ended September 30, 2015 consists of $14.4 million of gross hedge unwind proceeds and $1.8 million for the write-off of doubtful receivables.
2.	Net other items included in the three months ended September 30, 2014 consists of $0.3 million of acquisition costs.
3.

Net other items included in the three months ended September 30, 2015 consists of $14.4 million of gross hedge unwind proceeds, $1.8 million for the write-off of doubtful receivables, and $1.5 million of office relocation and severance costs.

4.

Net other items included in the three months ended September 30, 2014 consists of $0.3 million of acquisition costs, $0.3 million of severance costs and $0.1 million of donations to mine victims in Turkey.

Reconciliation of Albania Segment Loss From Continuing Operations, Before Income Taxes to Albania Segment Adjusted EBITDAX (Unaudited)

(in thousands of U.S. Dollars)

	For the Three Months Ended	For the Nine Months Ended
	September 30, 2015	September 30, 2015
	(unaudited)	(unaudited)
Albania segment loss from continuing operations, before income taxes	$(16,839)	$(19,875)
Adjustments:
Interest and other, net	158	(952)
Exploration, abandonment, and impairment	13,550	13,550
Seismic expense	2	2
Foreign exchange gain	(257)	(902)
Accretion of asset retirement obligation	15	44
Depreciation, depletion, and amortization	413	1,572
Net other items	1,5001	1,5522
Albania segment Adjusted EBITDAX from continuing operations	$(1,458)	$(5,009)
1.	Net other items included in the three months ended September 30, 2015 consists of $1.5 million for the write-off of doubtful receivables.
2.	Net other items included in the nine months ended September 30, 2014 consists of $1.5 million for the write-off of doubtful receivables.

Adjusted EBITDAX From Continuing Operations, Excluding Albania Segment (Unaudited)

(in thousands of U.S. Dollars)

	For the Three Months Ended	For the Nine Months Ended
	September 30, 2015	September 30, 2015
	(unaudited)	(unaudited)
Consolidated Adjusted EBITDAX, from continuing operations	$14,949	$49,794
Albania segment Adjusted EBITDAX, from continuing operations	(1,458)	(5,009)
Adjusted EBITDAX from continuing operations, excluding Albania segment	$16,407	$54,803

Adjusted EBITDAX is a non-GAAP financial measure that represents earnings from continuing operations before income taxes, interest, depreciation, depletion, amortization, impairment, abandonment, and exploration expenses, unrealized derivative gains and losses, foreign exchange gains and losses, non-cash share-based compensation expense and significant non-recurring expenses.

The Company believes Adjusted EBITDAX assists management and investors in comparing the Company’s performance and ability to fund capital expenditures and working capital requirements on a consistent basis without regard to depreciation, depletion and amortization and impairment of oil and natural gas properties and exploration expenses, which can vary significantly from period to period. In addition, management uses Adjusted EBITDAX as a financial measure to evaluate the Company’s operating performance. Adjusted EBITDAX is also widely used by investors and rating agencies.

Adjusted EBITDAX is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income or income from operations prepared in accordance with GAAP. Net income or income from operations may vary materially from Adjusted EBITDAX. Investors should carefully consider the specific items included in the computation of Adjusted EBITDAX. The Company has disclosed Adjusted EBITDAX to permit a comparative analysis of its operating performance relative to other companies. The Company has disclosed Adjusted EBITDAX from continuing operations, excluding Albania segment to permit a comparative analysis of the Company’s operating performance from its historical Turkey and Bulgaria operations without the impact of the Albania operations acquired in late 2014.

About TransAtlantic

TransAtlantic Petroleum Ltd. is an international oil and natural gas company engaged in the acquisition, exploration, development and production of oil and natural gas. The Company holds interests in developed and undeveloped properties in Turkey, Albania and Bulgaria.

(NO STOCK EXCHANGE, SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED THE INFORMATION CONTAINED HEREIN.)

Forward-Looking Statements

This news release contains statements concerning the drilling, completion and cost of wells, the production and sale of oil and natural gas, the acquisition and processing of seismic data, secondary recovery operations, the holding of an earnings conference call, the issuance of an operational update, as well as other expectations, plans, goals, objectives, assumptions or information about future events, conditions, results of operations or performance that may constitute forward-looking statements or information under applicable securities legislation. Such forward-looking statements or information are based on a number of assumptions, which may prove to be incorrect. In addition to other assumptions identified in this news release, assumptions have been made regarding, among other things, the ability of the Company to continue to develop and exploit attractive foreign initiatives.

Although the Company believes that the expectations reflected in such forward-looking statements or information are reasonable, undue reliance should not be placed on forward-looking statements because the Company can give no assurance that such expectations will prove to be correct. Forward-looking statements or information are based on current expectations, estimates and projections that involve a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the Company and described in the forward-looking statements or information. These risks and uncertainties include, but are not limited to, market prices for natural gas, natural gas liquids and oil products; estimates of reserves and economic assumptions; the ability to produce and transport natural gas, natural gas liquids and oil; the results of exploration and development drilling and related activities; economic conditions in the countries and provinces in which the Company carries on business, especially economic slowdowns; the financial performance and liquidity of the Company’s operations in Albania; actions by governmental authorities, receipt of required approvals, increases in taxes, legislative and regulatory initiatives relating to fracture stimulation activities, changes in environmental and other regulations, and renegotiations of contracts; political uncertainty, including actions by insurgent groups or other conflict; outcomes of litigation; the negotiation and closing of material contracts; shortages of drilling rigs, equipment or oilfield services.

The forward-looking statements or information contained in this news release are made as of the date hereof and the Company undertakes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws.

Note on BOE

Barrels of oil equivalent, or BOE, are derived by the Company by converting natural gas to oil in the ratio of six thousand cubic feet (“MCF”) of natural gas to one barrel of oil. A BOE conversion ratio of six MCF to one barrel is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. BOE may be misleading, particularly if used in isolation.

Contact:

Lizzy Chesnut

Investor Relations

(214) 265-4716

Wil Saqueton

Vice President and Chief Financial Officer

(214) 220-4323

TransAtlantic Petroleum Ltd.

16803 Dallas Parkway

Addison, Texas 75001

http://www.transatlanticpetroleum.com